Exhibit 99.1

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders

Of Lafarge North America Inc.

We have audited the accompanying combined financial statements of Lafarge Target Business (Carve-Out of Certain Operations of Lafarge North America Inc.), which comprise the combined balance sheets as of December 31, 2014 and 2013, and the related combined statements of operations, changes in net parent investment and cash flows for each of the three years in the period ended December 31, 2014, and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Lafarge Target Business at December 31, 2014 and 2013, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

McLean, Virginia

May 29, 2015

LAFARGE TARGET BUSINESS

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Combined Balance Sheets

	December 31
	2014	2013
	(In Thousands)
Assets
Cash	$—	$—
Receivables, net	11,493	9,666
Inventories	17,201	17,361
Prepaid and other current assets	166	93
Deferred income taxes, current	1,051	1,095

Total current assets	29,911	28,215
Property, plant, and equipment, net	81,805	85,959
Goodwill	114,600	114,600

Total assets	$226,316	$228,774

Liabilities and net Parent investment
Accounts payable	$3,802	$3,213
Accrued and other liabilities	4,441	3,537

Total current liabilities	8,243	6,750
Other long-term liabilities	449	315
Deferred income taxes, non-current	23,390	23,909

Total liabilities	32,082	30,974

Net Parent investment:
Accumulated net contributions from Parent	194,234	197,800

Total net Parent investment	194,234	197,800

Total liabilities and net Parent investment	$226,316	$228,774

See accompanying notes to combined financial statements.

LAFARGE TARGET BUSINESS

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Combined Statements of Operations

	Year Ended December 31
	2014	2013	2012
	(In Thousands)
Net sales	$113,680	$105,581	$103,245
Costs, expenses, and other income:
Cost of goods sold	74,355	77,488	79,324
Selling and administrative	16,049	17,239	18,300
Other expense, net	179	—	—

Total costs, expenses, and other income	90,583	94,727	97,624

Income from operations before income taxes	23,097	10,854	5,621
Income tax provision	(7,798)	(3,163)	(1,275)

Net income	$15,299	$7,691	$4,346

See accompanying notes to combined financial statements.

LAFARGE TARGET BUSINESS

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Combined Statements of Changes in Net Parent Investment

Total Net Parent Investment
(In Thousands)
Balance at December 31, 2011	$204,608
Net income	4,346
Net distributions to Parent	(7,915)

Balance at December 31, 2012	201,039
Net income	7,691
Net distributions to Parent	(10,930)

Balance at December 31, 2013	197,800
Net income	15,299
Net distributions to Parent	(18,865)

Balance at December 31, 2014	$194,234

See accompanying notes to combined financial statements.

LAFARGE TARGET BUSINESS

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Combined Statements of Cash Flows

	Year Ended December 31
	2014	2013	2012
	(In Thousands)
Operating activities
Net income	$15,299	$7,691	$4,346
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and depletion	7,200	7,309	7,236
Loss on disposal of property, plant, and equipment	261	—	—
Provision for inventory reserves	(778)	(751)	(233)
Deferred taxes	(475)	(870)	485
Change in operating assets and liabilities:
Receivables	(1,827)	(252)	622
Inventories	938	381	(1,520)
Prepaid and other current assets	(73)	(17)	(37)
Accounts payable	589	(746)	(995)
Accrued and other liabilities	904	(446)	953
Other long-term liabilities	134	20	(18)

Net cash provided by operating activities	22,172	12,319	10,839

Investing activities
Purchases of property, plant, and equipment	(3,307)	(1,389)	(2,924)

Net cash used in investing activities	(3,307)	(1,389)	(2,924)

Financing activities
Net distributions to Parent	(18,865)	(10,930)	(7,915)

Net cash used in financing activities	(18,865)	(10,930)	(7,915)

Net increase (decrease) in cash	—	—	—
Cash, beginning of period	—	—	—

Cash, end of period	$—	$—	$—

See accompanying notes to combined financial statements.

LAFARGE TARGET BUSINESS

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Notes to Combined Financial Statements

December 31, 2014

1. Background and Nature of Operations

The accompanying combined financial statements include the historical accounts of the Lafarge Target Business (Lafarge Target Business or the Business) of Lafarge North America Inc. (Lafarge NA or the Parent), which includes one cement manufacturing facility located in Davenport, Iowa. In addition to the Davenport cement plant, Lafarge Target Business includes seven terminals served by the cement plant, which are located in LaCrosse, Wisconsin; Memphis, Tennessee; Minneapolis, Minnesota; New Orleans, Louisiana; Red Rock, Minnesota; Union, Louisiana; and West Des Moines, Iowa. Lafarge NA is a large diversified supplier of aggregate, concrete and concrete products, cement and cement-related products, and other construction materials used for residential, commercial, institutional, and public works construction. Lafarge NA is a wholly-owned subsidiary of Lafarge S.A. (the Group), which is domiciled in France.

2. Significant Accounting Policies

Basis of Presentation

The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP) from the consolidated financial statements and accounting records of Lafarge NA using the historical results of operations and historical cost basis of the assets and liabilities of Lafarge NA that comprise Lafarge Target Business. These financial statements have been prepared solely to demonstrate its historical results of operations, financial position, and cash flows for the indicated periods under Lafarge NA’s management. All intercompany balances and transactions within Lafarge Target Business have been eliminated. Transactions and balances between Lafarge Target Business and Lafarge NA and its subsidiaries are reflected as related-party transactions within these financial statements.

The accompanying combined financial statements include the assets, liabilities, revenues, and expenses that are specifically identifiable to Lafarge Target Business. In addition, certain costs related to Lafarge Target Business have been allocated from the Parent. Those are derived from multiple levels of the organization including geographic business unit expenses, product line expenses, shared corporate expenses, and fees from the Group holding company. Lafarge Target Business receives services and support functions from Lafarge NA and its subsidiaries, inclusive of services and support functions performed by Lafarge S.A. for Lafarge NA. Lafarge Target Business’s operations are dependent upon Lafarge NA and its subsidiaries’ ability to perform these services and support functions. The costs associated with these services and support functions (indirect costs, including those charged by Lafarge S.A. to Lafarge NA) have been allocated to Lafarge Target Business using the most meaningful respective allocation methodologies. These allocated costs are primarily related to corporate administrative expenses, reorganization costs, employee related costs including pensions and other benefits for corporate and shared employees, and rental and usage fees for shared assets for the following functional groups: information technology, accounting and finance services, marketing and contract support, customer support, treasury, facility, and other corporate and infrastructural services. Income taxes have been accounted for in these financial statements as described herein and in Note 8.

The Business utilizes Lafarge NA’s centralized processes and systems for cash management, payroll, purchasing, and distribution. As a result, substantially all cash received by the Business was deposited in and commingled with Lafarge NA’s general corporate funds and is not specifically allocated to Lafarge Target Business. The net results of these cash transactions between the Business and Lafarge NA are reflected as net parent investment within equity in the accompanying balance sheets. In addition, the net parent investment

LAFARGE TARGET BUSINESS

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Notes to Combined Financial Statements—(Continued)

2. Significant Accounting Policies

represents Lafarge NA’s interest in the recorded net assets of Lafarge Target Business and represents the cumulative net investment by Lafarge NA in Lafarge Target Business through the dates presented, inclusive of cumulative operating results. Net distributions to Parent within the financing activities of the Statement of Cash flows include changes in intercompany amounts paid to and due from Parent.

Management believes the assumptions and allocations underlying the combined financial statements are reasonable and appropriate under the circumstances. The expenses and cost allocations have been determined on a basis considered by Lafarge NA to be a reasonable reflection of the utilization of services provided to or the benefit received by Lafarge Target Business during the periods presented relative to the total costs incurred by Lafarge NA. However, the amounts recorded for these transactions and allocations are not necessarily representative of the amount that would have been reflected in the financial statements had the Business been an entity that operated independently of Lafarge NA. Consequently, future results of operations, should Lafarge Target Business be separated from Lafarge NA, will include costs and expenses that may be materially different than Lafarge Target Business’s historical results of operations, financial position, and cash flows. Accordingly, the financial statements for these periods are not indicative of Lafarge Target Business’s future results of operations, financial position, and cash flows.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses. Actual results may differ from these estimates.

Cash

Treasury activities, including activities related to Lafarge Target Business, are centralized by Lafarge NA such that cash collections are automatically distributed to Lafarge and reflected as net parent investment. As a result of this automatic distribution to Lafarge, Lafarge Target Business does not hold any cash.

Concentration of Credit Risk

Financial instruments that potentially subject the Business to concentrations of credit risk are primarily receivables. The Business performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral from its customers. The allowances for non-collection of receivables are based upon analysis of economic trends in the construction industry, detailed analysis of the expected collectability of accounts receivable that are past due, and the expected collectability of overall receivables.

Inventories

Inventories are valued at the lower of cost or market. The majority of Lafarge Target Business’s U.S. cement inventories, other than maintenance and operating supplies, are stated at last-in, first-out (LIFO) cost. All other inventories are valued at average cost.

Property, Plant, and Equipment

Property, plant, and equipment is stated at cost less accumulated depreciation. Depreciation of property, plant, and equipment is computed for financial reporting purposes using the straight-line method over the

LAFARGE TARGET BUSINESS

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Notes to Combined Financial Statements—(Continued)

2. Significant Accounting Policies—(Continued)

estimated useful lives of the assets. These lives range from 3 years on light mobile equipment to 30 years on certain buildings. Buildings have lives generally ranging from 20 to 30 years. Plant machinery and equipment have useful lives generally ranging from 20 to 30 years. Repair and maintenance costs are expensed as incurred. Substantially all of Lafarge Target Business’s depreciation expenses are recorded in cost of goods sold.

Goodwill

Lafarge Target Business’s goodwill reflected in these financial statements was allocated to Lafarge Target Business based on the relative fair value of Lafarge Target Business to the fair value of Lafarge NA cement reporting unit. Management’s estimate of the potential sales price of Lafarge Target Business was used as a basis to determine the fair value of Lafarge Target Business. The fair value of Lafarge NA cement reporting unit was derived from the most recent annual goodwill impairment analysis performed by Lafarge NA. A total of $114.6 million in goodwill was allocated to Lafarge Target Business for each of the years presented.

Goodwill represents the excess of costs over the fair value of identifiable assets of businesses acquired. Goodwill is not amortized, but is evaluated for potential impairment annually and whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. The Business values goodwill in accordance with ASC 350, Goodwill and Other Intangible Assets (ASC 350). ASC 350 requires goodwill to be either qualitatively or quantitatively assessed for impairment annually (or more frequently if impairment indicators arise).

Impairment or Disposal of Long-Lived Assets

The Business evaluates the recoverability of its long-lived assets in accordance with the provisions of ASC 360, Property, Plant, and Equipment (ASC 360). ASC 360 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. Such evaluations for impairment are significantly impacted by estimates of future prices for the Business’ products, capital needs, economic trends in the construction sector, and other factors. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds their fair value.

Asset Retirement Obligations

The Business records its quarry reclamation obligations in accordance with ASC 410, Asset Retirement and Environmental Obligations (ASC 410). ASC 410 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated retirement costs are capitalized as part of the carrying amount of the long-lived asset.

Environmental Remediation Liabilities

When the Business determines that it is probable that a liability for environmental matters has been incurred, an undiscounted estimate of the required remediation costs is recorded as a liability in the combined

LAFARGE TARGET BUSINESS

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Notes to Combined Financial Statements—(Continued)

2. Significant Accounting Policies—(Continued)

financial statements, without offset of potential insurance recoveries. Costs that extend the life, increase the capacity or improve the safety or efficiency of company-owned assets or are incurred to mitigate or prevent future environmental contamination are capitalized. Other environmental costs are expensed when incurred.

Income Taxes

The provision for income taxes is calculated as if Lafarge Target Business completed a separate tax return apart from its Parent, although the Business was included in the Parent’s U.S. federal and state income tax returns. Deferred tax assets and liabilities are recognized principally for the expected tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts, using currently enacted tax rates. Tax attributes utilized by the Parent are treated as transactions between Lafarge Target Business and the Parent.

Defined Benefit Pension Plans and Other Post-Retirement Benefits

The Lafarge Target Business’s salaried employees and union hourly employees participate in defined benefit pension plans sponsored by the Parent. These plans include other Parent employees that are not employees of the Business. The Parent also provides certain retiree health and life insurance benefits to eligible employees who have retired from the Business. Salaried participants generally become eligible for retiree health care benefits when they retire from active service at age 55 or later. Benefits, eligibility, and cost-sharing provisions for hourly employees vary by location and/or bargaining unit. Generally, the health care plans pay a stated percentage of most medical and dental expenses reduced for any deductible, copayment, and payments made by government programs and other group coverage. For the years ended December 31, 2014, 2013, and 2012, respectively, the Parent allocated approximately $4.0 million, $5.9 million, and $8.0 million of pension and other post-retirement benefits expense to the Business, which has been reflected within costs of goods sold and selling and administrative in the accompanying combined statements of operations. The related pension and post-retirement benefit liability has not been allocated to the Business and has not been presented in the accompanying balance sheets since the obligation is and will remain a liability of the Parent.

Revenue Recognition

Revenue from the sale of cement and cement-related products is recorded when title and ownership are transferred upon delivery of the products. Amounts billed to a customer in a sales transaction related to shipping and handling are included in net sales, and costs incurred for shipping and handling are classified as cost of goods sold in the combined statements of operations. The revenues reported in these financial statements relate to specifically identifiable historical activities of the plant, terminals, and other assets that comprise Lafarge Target Business. Lafarge Target Business recognizes revenue for all cement and cement-related products produced at the Davenport plant even if the product is transported and sold through a distribution facility outside of the scope of Lafarge Target Business, or sold in markets serviced by sales personnel outside of the scope of Lafarge Target Business. Similarly, if a product from a non-Lafarge Target Business plant is sold through a Lafarge Target Business distribution facility or in a Lafarge Target Business market, revenue originating from the transaction remains with the producing facility and is not considered as Lafarge Target Business revenue. Correspondingly, distribution and sales costs for these activities are also allocated to the producing plant.

LAFARGE TARGET BUSINESS

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Notes to Combined Financial Statements—(Continued)

2. Significant Accounting Policies—(Continued)

Comprehensive Income (Loss)

Effective January 1, 2012, the Business adopted Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) 2011-05, Presentation of Comprehensive Income, which requires the presentation of the comprehensive income (loss) and its components as part of the financial statements. Comprehensive income (loss) comprises net income (loss) and other changes in equity that are excluded from net income (loss). For the years ended December 31, 2014, 2013, and 2012, the Business net income (loss) equals comprehensive income (loss) and, accordingly, no additional disclosure is presented.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers. ASU 2014-09 will eliminate transaction- and industry-specific revenue recognition guidance under current U.S. GAAP and replace it with a principle-based approach for determining revenue recognition. ASU 2014-09 will require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract. ASU 2014-09 will also require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. The new standard is effective for public entities for fiscal years beginning after 15 December 2016, and for interim periods therein. Early adoption is not permitted for public entities. Nonpublic entities are required to adopt the new guidance for fiscal years beginning after 15 December 2017, and interim periods within fiscal years beginning after 15 December 2018, and may adopt it as early as the public entity effective date. On April 29, 2015, the FASB issued an exposure draft of a proposed ASU that would delay by one year the effective date of its new revenue recognition standard for public and nonpublic entities reporting under US GAAP. Entities can transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. Presently, the Business is assessing what effect the adoption of ASU 2014-09 will have on its financial statements and accompanying notes.

3. Receivables

Receivables consist of the following:

	December 31
	2014	2013
	(In Thousands)
Trade receivables	$12,227	$10,474
Allowances	(734)	(808)

Total receivables, net	$11,493	$9,666

Consistent with the manner in which revenue is recorded, receivables relate to goods produced at the Lafarge Target Business plant and sold to a third-party customer, even if the product is transported and sold through a distribution facility outside of the scope of Lafarge Target Business, or sold in markets serviced by sales personnel outside of the scope of Lafarge Target Business. Similarly, if a product from a non-Lafarge Target Business plant is sold through a Lafarge Target Business distribution facility or in a Lafarge Target

LAFARGE TARGET BUSINESS

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Notes to Combined Financial Statements—(Continued)

3. Receivables—(Continued)

Business market, the receivable originating from the transaction remains with the producing facility and is not considered as a Lafarge Target Business receivable.

Lafarge NA maintains accounts receivable securitization programs in both the U.S. and Canada to provide additional sources of working capital and long-term financing. Under the program, Lafarge NA agrees to sell, on a revolving basis, all of its accounts receivable to wholly-owned, special purpose subsidiaries (the SPS’s), which are consolidated in Lafarge NA consolidated financial statements. The SPS’s in turn enter into agreements with an unrelated third-party commercial paper conduit to acquire long-term financing, using the accounts receivable as collateral. Under the terms of Lafarge NA’s securitization agreement, the company maintains effective control over the assets transferred. In accordance with ASC 860, Transfers and Servicing, the accounts receivable securitization transactions have not been accounted for as sales. The related accounts receivable are included in Lafarge NA financial statements and those directly attributable to Lafarge Target Business have been reflected in these financial statements.

4. Inventories

Inventories consist of the following:

	December 31
	2014	2013
	(In Thousands)
Finished products	$7,875	$7,362
Work in process	67	130
Raw materials, commodities, and fuel	4,287	5,316
Spare parts, supplies, and other	4,972	4,553

Total inventories	$17,201	$17,361

Inventories valued using the LIFO method are reported net of reserves of $0.8 million and $1.5 million at December 31, 2014 and 2013, respectively. Reserves for slow-moving and obsolete inventory items were $1.7 million and $1.8 million at December 31, 2014 and 2013, respectively. Consistent with the manner in which revenue is recorded, Lafarge Target Business inventories relate to goods produced by Lafarge Target Business plant and not yet sold to a third-party customer and may be located at Lafarge NA distribution facilities which are not part of Lafarge Target Business.

5. Property, Plant, and Equipment

Property, plant, and equipment consist of the following:

	December 31
	2014	2013
	(In Thousands)
Land	$3,650	$3,538
Buildings, machinery, and equipment	236,617	235,541
Construction in progress	4,261	3,307

Property, plant, and equipment, at cost	244,528	242,386
Accumulated depreciation and depletion	(162,723)	(156,427)

Total property, plant, and equipment, net	$81,805	$85,959

LAFARGE TARGET BUSINESS

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Notes to Combined Financial Statements—(Continued)

5. Property, Plant, and Equipment—(Continued)

Depreciation and depletion expense for the years 2014, 2013, and 2012 was $7.2 million, $7.3 million, and $7.2 million, respectively.

6. Goodwill

In accordance with ASC 350, the Business performed the first step of the goodwill impairment test, by comparing the fair value of Lafarge Target Business with the carrying value. The Business completed an assessment as of December 31, 2014, 2013, and 2012 and determined the fair value of Lafarge Target Business exceeded its carrying value. As a result management concluded that there was no goodwill impairment.

The carrying value of goodwill did not change from January 1, 2012 to December 31, 2014.

7. Accrued and Other Liabilities

Accrued and other liabilities consist of the following:

	December 31
	2014	2013
	(In Thousands)
Suppliers	$1,365	$814
Employee-related	1,273	1,080
Taxes payable	499	367
Rebates	1,304	1,276

Total accrued and other liabilities	$4,441	$3,537

8. Income Taxes

The components of the income tax provision are as follows:

	December 31
	2014	2013	2012
	(In Thousands)
Current	$8,273	$4,033	$790
Deferred	(475)	(870)	485

	$7,798	$3,163	$1,275

The provision for income taxes differs from that which would have resulted from the use of the federal statutory income tax rates primarily as a result of the provision for various state income taxes and the depletion and other net benefits.

The state income taxes impacted such difference for $1.4 million, $0.7 million, and $0.1 million for the years ended December 31, 2014, 2013, and 2012, respectively. The depletion and other net benefits impacted such difference for ($1.7) million, ($1.3) million, and ($0.8) million for the years ended December 31, 2014, 2013, and 2012, respectively.

LAFARGE TARGET BUSINESS

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Notes to Combined Financial Statements—(Continued)

8. Income Taxes—(Continued)

Deferred income taxes reflect the net effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. The significant components of deferred tax assets and deferred tax liabilities included on the combined balance sheets are:

	December 31
	2014	2013
	(In Thousands)
Deferred tax assets:
Allowances and reserves	$1,051	$1,095

Total deferred tax assets	1,051	1,095

Deferred tax liabilities:
Depreciation, amortization, and other	(23,390)	(23,909)

Total deferred tax liabilities	(23,390)	(23,909)

Net deferred tax liabilities	$(22,339)	$(22,814)

Lafarge Target Business’s operating results have historically been included in the Parent’s combined US Federal and state income tax returns. The provisions for income taxes in the combined financial statements have been determined on a separate return basis as if Lafarge Target Business filed its own tax returns. All tax attributes generated by Lafarge Target Business, as calculated on a separate return methodology not used by the Parent historically, will be retained by the Parent. Management considered and weighed the available evidence, both positive and negative, to determine whether it is more-likely-than-not that some portion, or all, of Lafarge Target Business’s deferred tax assets will not be realized. The Business has concluded that all of its deferred tax assets will be utilized against its deferred tax liability, and as such no valuation allowance has been established on such deferred tax assets.

The Business is subject to audit examinations at federal, state, and local levels by tax authorities in those jurisdictions. The tax matters challenged by the tax authorities are typically complex; therefore, the ultimate outcome of these challenges is subject to uncertainty. The Business does not believe that the carved-out operations gave rise to any material tax exposures and the Business and the Parent did not identify any issues that did not meet the recognition threshold or would be impacted by the measurement provisions of the uncertain tax position guidance.

LAFARGE TARGET BUSINESS

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Notes to Combined Financial Statements—(Continued)

9. Commitments and Contingencies

The Business leases certain land, buildings, and equipment. Total expenses under operating leases were $0.6 million for each of the years ended December 31, 2014, 2013, and 2012, respectively. The Business also has noncapital purchase commitments that primarily relate to fuel in the amount of $2.6 million at December 31, 2014. Total expenses under this agreement amounted to $1.4 million, $2.6 million, and $2.7 million for the years ended December 31, 2014, 2013, and 2012, respectively. The table below shows the future minimum lease payments due under non-cancelable operating leases and purchase commitments at December 31, 2014:

	Year Ended December 31
	2015	2016	2017	2018	2019	Later Years
	(In Thousands)
Operating leases	$516	$405	$410	$415	$420	$857
Purchase commitments	2,629	—	—	—	—	—

Total commitments	$3,145	$405	$410	$415	$420	$857

In the ordinary course of business, the Business executes contracts involving indemnifications standard in the industry and indemnifications specific to a transaction such as sale of a business.

These indemnifications might include claims relating to any of the following: environmental and tax matters; intellectual property rights; governmental regulations and employment-related matters; customer, supplier, and other commercial contractual relationships; and financial matters. While the maximum amount to which the Business may be exposed under such agreements cannot be estimated, it is the opinion of management that these guarantees and indemnifications are not expected to have a materially adverse effect on Lafarge Target Business’s financial condition, results of operations, or liquidity.

The Environmental Protection Agency (EPA) issued new control regulations (NESHAP) aimed at reducing the level of certain emissions from all Portland cement kilns operating in the United States. In late 2010, the Portland Cement Association (PCA) and several cement producers, including Lafarge North America (collectively the Cement Parties), sued the EPA asserting that the regulations in the proposed format were invalid and petitioned the United States Court of Appeals—District of Columbia Circuit to void the proposed regulations until corrected by the EPA. In December 2011, the Court ruled that it would not overturn the EPA standards but ordered the EPA to reconsider certain standards and re-issue the NESHAP rules. On April 13, 2012, the EPA entered into a settlement agreement with the Cement Parties. Pursuant to the agreement and following a public comment period, the EPA issued a new final rule that resulted in a compliance extension period until September 2015. Lafarge North America and the Business estimate that capital expenditures Lafarge Target Business will incur to comply with the new EPA Control Regulations in their present form, including money already spent, could be as much as $2.0 million.

When the Business determines that it is probable that a liability for environmental matters, legal actions, or other contingencies has been incurred and the amount of the loss is reasonably estimable, an estimate of the costs to be incurred is recorded as a liability in the financial statements. As of December 31, 2014, such liabilities are not material to Lafarge Target Business’s financial statements. While management believes its accruals for such liabilities are adequate, the Business may incur costs in excess of the amounts provided at December 31, 2014.

In the ordinary course of business, the Business is involved in certain legal actions and claims, including proceedings under laws and regulations relating to environmental and other matters. Because such matters are

LAFARGE TARGET BUSINESS

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Notes to Combined Financial Statements—(Continued)

9. Commitments and Contingencies—(Continued)

subject to many uncertainties and the outcomes are not predictable with assurance, the total liability for these legal actions and claims cannot be determined with certainty. Management believes that such actions and claims will be resolved without material adverse impact to Lafarge Target Business’s financial condition, results of operations, or liquidity.

10. Related-Party Transactions

Allocated Expenses

Lafarge Target Business has been allocated expenses from the Parent of $20.0 million, $22.1 million and $24.5 million for 2014, 2013, and 2012, respectively. These costs from the Parent are derived from multiple levels of the organization including geographic business unit expenses, product line expenses, shared corporate expenses, and fees from the Group holding company. These allocated costs are primarily related to corporate administrative expenses and reorganization costs, employee related costs including pensions and other benefits for corporate, shared employees, and rental and usage fees for shared assets for the following functional groups: information technology, accounting and finance services, marketing and contract support, customer support, treasury, facility and other corporate and infrastructural services. The costs associated with these services and support functions (indirect costs, including those charged by Lafarge S.A. to Lafarge NA) have been allocated to Lafarge Target Business using the most meaningful respective allocation methodologies. The proportionate tonnage sold by Lafarge Target Business compared to Lafarge NA’s U.S. cement division was used in most instances.

Included in the allocated expenses from the Parent are approximately $4.0 million, $5.9 million, and $8.0 million of pension and other postretirement benefits expense to the Company for the years ended December 31, 2014, 2013, and 2012, respectively, which has been reflected within cost of goods sold and selling and general administrative expenses in the accompanying statements of operations. Lafarge Target Business’s salaried employees and union hourly employees participate in defined benefit pension plans sponsored by the Parent. These plans include other Parent employees that are not employees of the Business. The Parent also provides certain retiree health and life insurance benefits to eligible employees who have retired from the Business. Salaried participants generally become eligible for retiree health care benefits when they retire from active service at age 55 or later. Benefits, eligibility, and cost-sharing provisions for hourly employees vary by location and/or bargaining unit. Generally, the health care plans pay a stated percentage of most medical and dental expenses reduced for any deductible, copayment, and payments made by government programs and other group coverage. The related pension and postretirement benefit liability has not been allocated to the Business and has not been presented in the accompanying balance sheet since the obligation is and will remain a liability of the Parent.

Sales / Purchases With Unconsolidated Affiliates

The Business purchases products from and sells products to certain Lafarge NA affiliates in which it does not have a controlling interest. Such purchases totaled $3.8 million, $3.6 million, and $3.6 million in 2014, 2013, and 2012, respectively; such sales totaled $9.3 million, $10.8 million, and $8.7 million in 2014, 2013, and 2012, respectively.

11. Subsequent Events

The Business has conducted subsequent events review through May 29, 2015, which is the date the financial statements were available to be issued.

Lafarge Target Business

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Condensed Combined Statements of Operations

	Six Months Ended June 30
	2015	2014
	(Unaudited)	(Unaudited)
	(In Thousands)
Net sales	$42,761	$41,135
Costs and expenses:
Cost of goods sold	32,988	31,445
Selling and administrative	6,615	6,827

Total costs and expenses	39,603	38,272

Income from operations before income taxes	3,158	2,863
Income tax provision	(1,073)	(974)

Net income	$2,085	$1,889

See accompanying notes to unaudited condensed combined financial statements.

Lafarge Target Business

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Condensed Combined Balance Sheets

	June 30, 2015	December 31, 2014
	(Unaudited)	(Audited)
	(In Thousands)
Assets
Cash	$—	$
Receivables, net	19,445	11,493
Inventories	23,603	17,201
Prepaid and other current assets	170	166
Deferred income taxes, current	1,070	1,051

Total current assets	44,288	29,911

Property, plant, and equipment, net	81,431	81,805
Goodwill	114,600	114,600

Total assets	$240,319	$226,316

Liabilities and net parent investment
Accounts payable	$6,161	$3,802
Accrued and other liabilities	3,162	4,441

Total current liabilities	9,323	8,243

Other long-term liabilities	532	449
Deferred income taxes, non-current	23,073	23,390

Total liabilities	32,928	32,082

Net parent investment
Accumulated net contributions from parent	207,391	194,234

Total net parent investment	207,391	194,234

Total liabilities and net parent investment	$240,319	$226,316

See accompanying notes to unaudited condensed combined financial statements.

Lafarge Target Business

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Condensed Combined Statements of Cash Flows

	Six Months Ended June 30
	2015	2014
	(Unaudited)	(Unaudited)
	(In Thousands)
Operating activities
Net income	$2,085	$1,889
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and depletion	3,632	3,610
Provision for inventory reserves	559	53
Deferred taxes	(336)	(238)
Change in operating assets and liabilities:
Receivables	(7,952)	(9,695)
Inventories	(6,961)	(5,556)
Prepaid and other current assets	(4)	(25)
Accounts payable	2,359	2,671
Accrued and other liabilities	(1,279)	(569)
Other long-term liabilities	83	54

Net cash used in operating activities	(7,814)	(7,806)

Investing activities
Purchases of property, plant, and equipment	(3,258)	(1,477)

Net cash used in investing activities	(3,258)	(1,477)

Financing activities
Net contributions from Parent	11,072	9,283

Net cash provided by financing activities	11,072	9,283

Net increase (decrease) in cash	—
Cash, beginning of period	—

Cash, end of period	$—	$—

See accompanying notes to unaudited condensed combined financial statements.

Lafarge Target Business

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Notes to Unaudited Condensed Combined Financial Statements

June 30, 2015

1. Background and Nature of Operations

The accompanying combined financial statements include the historical accounts of the Lafarge Target Business (Lafarge Target Business or the Business) of Lafarge North America Inc. (Lafarge NA or the Parent), which includes one cement manufacturing facility located in Davenport, Iowa. In addition to the Davenport cement plant, Lafarge Target Business includes seven terminals served by the cement plant, which are located in LaCrosse, Wisconsin; Memphis, Tennessee; Minneapolis, Minnesota; New Orleans, Louisiana; Red Rock, Minnesota; Union, Louisiana; and West Des Moines, Iowa. Lafarge NA is a large diversified supplier of aggregate, concrete and concrete products, cement and cement-related products, and other construction materials used for residential, commercial, institutional, and public works construction. Lafarge NA is a wholly-owned subsidiary of Lafarge S.A. (the Group), which is domiciled in France.

On April 16, 2015, Continental Cement Company, L.L.C. (Continental Cement), Summit Materials, LLC (Summit LLC) and Summit Materials Holdings L.P., each of which is a subsidiary of Summit Materials, Inc., and Lafarge NA entered into an asset purchase agreement (as amended, the Davenport Purchase Agreement), providing for the acquisition of Lafarge Target Business.

In connection with the entry into the Davenport Purchase Agreement, Continental Cement, Summit LLC, Summit Holdings and Lafarge NA entered into an asset purchase agreement (the Bettendorf Purchase Agreement) pursuant to which Continental Cement agreed to convey certain assets to Lafarge NA, including a cement distribution terminal (the Bettendorf Assets) as partial consideration for the consummation of the Davenport Acquisition pursuant to the Davenport Purchase Agreement (the Bettendorf Acquisition).

Both the Davenport Acquisition and the Bettendorf Acquisition closed on July 17, 2015. The total purchase price of the Davenport Assets was $450.0 million in cash plus the Bettendorf Assets. In accordance with the terms of the Davenport Purchase Agreement, Summit LLC paid an initial cash purchase price of $370.0 million upon closing of the Davenport Acquisition. The remaining $80.0 million of the cash purchase price for the Davenport Assets is due by December 31, 2015.

2. Significant Accounting Policies

Basis of Presentation

The accompanying condensed combined financial statements are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP) from the consolidated financial statements and accounting records of Lafarge NA using the historical results of operations and historical cost basis of the assets and liabilities of Lafarge NA that comprise Lafarge Target Business. These financial statements have been prepared solely to demonstrate the Business’s historical results of operations, financial position, and cash flows for the indicated periods under Lafarge NA’s management. All intercompany balances and transactions within Lafarge Target Business have been eliminated. Transactions and balances between Lafarge Target Business and Lafarge NA and its subsidiaries are reflected as related-party transactions within these financial statements.

The accompanying condensed combined financial statements include the assets, liabilities, revenues, and expenses that are specifically identifiable to Lafarge Target Business. In addition, certain costs related to

Lafarge Target Business

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Notes to Unaudited Condensed Combined Financial Statements (continued)

2. Significant Accounting Policies (continued)

Lafarge Target Business have been allocated from the Parent. Those are derived from multiple levels of the organization including geographic business unit expenses, product line expenses, shared corporate expenses, and fees from the Group. Lafarge Target Business receives services and support functions from Lafarge NA and its subsidiaries, inclusive of services and support functions performed by Lafarge S.A. for Lafarge NA. Lafarge Target Business’s operations are dependent upon Lafarge NA and its subsidiaries’ ability to perform these services and support functions. The costs associated with these services and support functions (indirect costs, including those charged by Lafarge S.A. to Lafarge NA) have been allocated to Lafarge Target Business using the most meaningful respective allocation methodologies. These allocated costs are primarily related to corporate administrative expenses and reorganization costs, employee related costs, including pensions and other benefits for corporate and shared employees, and rental and usage fees for shared assets for the following functional groups: information technology, accounting and finance services, marketing and contract support, customer support, treasury, facility, and other corporate and infrastructural services.

The Business utilizes Lafarge NA’s centralized processes and systems for cash management, payroll, purchasing and distribution. As a result, all cash received by the Business was deposited in and commingled with Lafarge NA’s general corporate funds and is not specifically allocated to Lafarge Target Business. The net results of these cash transactions between the Business and Lafarge NA are reflected as net parent investment within Equity in the accompanying balance sheets. In addition, the net parent investment represents Lafarge NA’s interest in the recorded net assets of Lafarge Target Business and represents the cumulative net investment by Lafarge NA in Lafarge Target Business through the dates presented, inclusive of cumulative operating results. Net contributions from Parent within the financing activities of the Statement of Cash flows include changes in intercompany amounts paid to and due from the Parent.

Management believes the assumptions and allocations underlying the condensed combined financial statements are reasonable and appropriate under the circumstances. The expenses and cost allocations have been determined on a basis considered by Lafarge NA to be a reasonable reflection of the utilization of services provided to or the benefit received by Lafarge Target Business during the periods presented relative to the total costs incurred by Lafarge NA. However, the amounts recorded for these transactions and allocations are not necessarily representative of the amount that would have been reflected in the financial statements had the Business been an entity that operated independently of Lafarge NA. Consequently, future results of operations, should Lafarge Target Business be separated from Lafarge NA, will include costs and expenses that may be materially different than Lafarge Target Business’s historical results of operations, financial position and cash flows. Accordingly, the financial statements for these periods are not indicative of the Lafarge Target Business’s future results of operations, financial position and cash flows.

Certain information and footnote disclosures normally included in the annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. Management believes that these condensed combined financial statements include all adjustments (which are normal and recurring in nature) necessary to present fairly the financial position of the Business and results of operations and cash flows for the periods presented.

The results of operations for the six months ended June 30, 2015, are not necessarily indicative of the results that may be expected for the year ending December 31, 2015. Seasonal changes and other weather related conditions can affect the production and sales volumes of Lafarge Target Business’s products. Therefore, the financial results for any interim period do not necessarily indicate the results expected for the year.

Lafarge Target Business

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Notes to Unaudited Condensed Combined Financial Statements (continued)

2. Significant Accounting Policies (continued)

These unaudited condensed combined financial statements should be read in conjunction with the Lafarge Target Business’s audited combined financial statements and the notes thereto for the year ended December 31, 2014. Lafarge Target Business has continued to follow the accounting policies including the basis of presentation set forth in those combined financial statements.

Revenue Recognition

Revenue from the sale of cement and cement-related products is recorded when title and ownership are transferred upon delivery of the products. Amounts billed to a customer in a sales transaction related to shipping and handling are included in net sales, and costs incurred for shipping and handling are classified as cost of goods sold in the combined statements of operations. The revenues reported in these condensed combined financial statements relate to specifically identifiable historical activities of the plant, terminals, and other assets that comprise Lafarge Target Business. Lafarge Target Business recognizes revenue for all cement and cement-related products produced at the Davenport plant even if the product is transported and sold through a distribution facility outside of the scope of Lafarge Target Business, or sold in markets serviced by sales personnel outside of the scope of Lafarge Target Business. Similarly, if a product from a non-Lafarge Target Business plant is sold through a Lafarge Target Business distribution facility or in a Lafarge Target Business market, revenue originating from the transaction remains with the producing facility and is not considered as Lafarge Target Business revenue. Correspondingly, distribution and sales costs for these activities are also allocated to the producing plant.

Comprehensive Income (Loss)

Effective January 1, 2012, the Business adopted Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) 2011-05, Presentation of Comprehensive Income, which requires the presentation of the comprehensive income (loss) and its components as part of the financial statements. Comprehensive income (loss) comprises net income (loss) and other changes in equity that are excluded from net income (loss). For the six months ended June 30, 2015 and 2014, the Business’s net income (loss) equals comprehensive income (loss) and, accordingly, no additional disclosure is presented.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers. ASU 2014-09 will eliminate transaction- and industry-specific revenue recognition guidance under current U.S. GAAP and replace it with a principle-based approach for determining revenue recognition. ASU 2014-09 will require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract. ASU 2014-09 will also require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. The new standard is effective for public entities for fiscal years beginning after December 15, 2017, and for interim periods therein. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. Nonpublic entities are required to adopt the new guidance for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019, and may adopt it as early as for annual reporting periods beginning after December 15, 2016, and interim periods therein. Entities can transition

Lafarge Target Business

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Notes to Unaudited Condensed Combined Financial Statements—(Continued)

2. Significant Accounting Policies—(Continued)

to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. Presently, the Business is assessing what effect the adoption of ASU 2014-09 will have on its financial statements and accompanying notes.

3. Receivables

Receivables consist of the following:

	June 30, 2015	December 31, 2014
	(In Thousands)
Trade receivables	$20,252	$12,227
Allowances	(807)	(734)
Total receivables, net	$19,445	$11,493

Consistent with the manner in which revenue is recorded, receivables relate to goods produced at the Lafarge Target Business plant and sold to a third-party customer, even if the product is transported and sold through a distribution facility outside of the scope of Lafarge Target Business, or sold in markets serviced by sales personnel outside of the scope of Lafarge Target Business. Similarly, if a product from a non-Lafarge Target Business plant is sold through a Lafarge Target Business distribution facility or in a Lafarge Target Business market, the receivable originating from the transaction remains with the producing facility and is not considered as a Lafarge Target Business receivable.

Lafarge NA maintains accounts receivable securitization programs in both the U.S and Canada to provide additional sources of working capital and long-term financing. Under the program, Lafarge NA agrees to sell, on a revolving basis, all of its accounts receivable to wholly-owned, special purpose subsidiaries (the SPS’s), which are consolidated in Lafarge NA consolidated financial statements. The SPS’s in turn enter into agreements with an unrelated third-party commercial paper conduit to acquire long-term financing, using the accounts receivable as collateral. Under the terms of Lafarge NA’s securitization agreement, the company maintains effective control over the assets transferred. In accordance with ASC 860, Transfers and Servicing, the accounts receivable securitization transactions have not been accounted for as sales. The related accounts receivable are included in Lafarge NA financial statements and those directly attributable to Lafarge Target Business have been reflected in these combined condensed financial statements.

4. Inventories

Inventories consist of the following:

	June 30, 2015	December 31, 2014
	(In Thousands)
Finished products	$14,459	$7,875
Work in process	193	67
Raw materials, commodities, and fuel	3,534	4,287
Spare parts, supplies, and other	5,417	4,972

Total inventories	$23,603	$17,201

Lafarge Target Business

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Notes to Unaudited Condensed Combined Financial Statements (continued)

4. Inventories (continued)

Inventories valued using the LIFO method are reported net of reserves of $0.8 million at June 30, 2015 and December 31, 2014. Reserves for slow-moving and obsolete inventory items were $2.3 million and $1.7 million at June 30, 2015 and December 31, 2014, respectively. Consistent with the manner in which revenue is recorded, Lafarge Target Business finished products relate to goods produced by Lafarge Target Business plant and not yet sold to a third-party customer and may be located at Lafarge NA distribution facilities which are not part of Lafarge Target Business.

5. Property, Plant, and Equipment

Property, plant, and equipment consist of the following:

	June 30, 2015	December 31, 2014
	(In Thousands)
Land	$3,758	$3,650
Buildings, machinery, and equipment	238,823	236,617
Construction in progress	4,843	4,261

Property, plant, and equipment, at cost	247,424	244,528
Accumulated depreciation and depletion	(165,993)	(162,723)

Total property, plant, and equipment, net	$81,431	$81,805

Depreciation and depletion expense for each of the six months ended June 30, 2015 and 2014, was $3.6 million.

6. Accrued and Other Liabilities

Accrued and other liabilities consist of the following:

	June 30, 2015	December 31, 2014
	(In Thousands)
Suppliers	$617	$1,365
Employee-related	647	1,273
Taxes payable	1,020	499
Rebates	878	1,304

Total accrued and other liabilities	$3,162	$4,441

7. Income Taxes

The Business is required at the end of each interim reporting period to make its best estimate of the annual effective tax rate, which was determined as if the Business completed a separate return apart from its Parent, for the full fiscal year and use that rate to provide for income taxes on a current year-to-date basis.

Lafarge Target Business

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Notes to Unaudited Condensed Combined Financial Statements (continued)

7. Income Taxes (continued)

The Business is subject to audit examinations at federal, state and local levels by tax authorities in those jurisdictions. The tax matters challenged by the tax authorities are typically complex; therefore, the ultimate outcome of these challenges is subject to uncertainty. The Business does not believe that the carved-out operations gave rise to any material tax exposures and the Business and the Parent did not identify any issues that did not meet the recognition threshold or would be impacted by the measurement provisions of the uncertain tax position guidance.

8. Commitments and Contingencies

The Business leases certain land, buildings, and equipment. Total expenses under operating leases were $0.3 million for each of the six months ended June 30, 2015 and 2014. The Business also has noncapital purchase commitments that primarily relate to fuel in the amount of $2.1 million at June 30, 2015. Total expenses under this agreement for the six months ended June 30, 2015 and 2014, amounted to $1.2 million and $0.5 million, respectively. The table below shows the future minimum lease payments due under non-cancelable operating leases and purchase commitments at June 30, 2015:

	Year Ended December 31
	Remaining 2015	2016	2017	2018	2019	Later Years
	(In Thousands)
Operating leases	$284	$459	$465	$472	$479	$857
Purchase commitments	2,103	—	—	—	—	—

Total commitments	$2,387	$459	$465	$472	$479	$857

In the ordinary course of business, the Business executes contracts involving indemnifications standard in the industry and indemnifications specific to a transaction such as sale of a business. These indemnifications might include claims relating to any of the following: environmental and tax matters; intellectual property rights; governmental regulations and employment-related matters; customer, supplier, and other commercial contractual relationships; and financial matters. While the maximum amount to which the Business may be exposed under such agreements cannot be estimated, it is the opinion of management that these guarantees and indemnifications are not expected to have a materially adverse effect on Lafarge Target Business’s financial condition, results of operations, or liquidity.

The Environmental Protection Agency (EPA) issued new control regulations (NESHAP) aimed at reducing the level of certain emissions from all Portland cement kilns operating in the United States. In late 2010, the Portland Cement Association (PCA) and several cement producers, including Lafarge North America (collectively the Cement Parties), sued the EPA asserting that the regulations in the proposed format were invalid and petitioned the United States Court of Appeals—District of Columbia Circuit to void the proposed regulations until corrected by the EPA. In December 2011, the Court ruled that it would not overturn the EPA standards but ordered the EPA to reconsider certain standards and re-issue the NESHAP rules. On April 13, 2012, the EPA entered into a settlement agreement with the Cement Parties. Pursuant to the agreement and following a public comment period, the EPA issued a new final rule that resulted in a compliance extension period until September 2015. Lafarge North America and the Business estimate that capital expenditures Lafarge Target Business will incur to comply with the new EPA Control Regulations in their present form, including money already spent, could be as much as $2.0 million.

Lafarge Target Business

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Notes to Unaudited Condensed Combined Financial Statements (continued)

8. Commitments and Contingencies (continued)

When the Business determines that it is probable that a liability for environmental matters, legal actions, or other contingencies has been incurred and the amount of the loss is reasonably estimable, an estimate of the costs to be incurred is recorded as a liability in the financial statements. As of June 30, 2015, such liabilities are not material to Lafarge Target Business’s financial statements. While management believes its accruals for such liabilities are adequate, the Business may incur costs in excess of the amounts provided at June 30, 2015.

In the ordinary course of business, the Business is involved in certain legal actions and claims, including proceedings under laws and regulations relating to environmental and other matters. Because such matters are subject to many uncertainties and the outcomes are not predictable with assurance, the total liability for these legal actions and claims cannot be determined with certainty. Management believes that such actions and claims will be resolved without material adverse impact to Lafarge Target Business’s financial condition, results of operations, or liquidity.

9. Related-Party Transactions

Allocated Expenses

Lafarge Target Business has been allocated expenses from the Parent of $8.7 million and $8.6 million for the six months ended June 30, 2015 and 2014, respectively. These costs from the Parent are derived from multiple levels of the organization including geographic business unit expenses, product line expenses, shared corporate expenses, and fees from the Group holding company. These allocated costs are primarily related to corporate administrative expenses and reorganization costs, employee related costs including pensions and other benefits for corporate and shared employees, and rental and usage fees for shared assets for the following functional groups: information technology, accounting and finance services, marketing and contract support, customer support, treasury, facility and other corporate and infrastructural services. The costs associated with these services and support functions (indirect costs) have been allocated to Lafarge Target Business using the most meaningful respective allocation methodologies. The proportionate tonnage sold by Lafarge Target Business compared to Lafarge NA’s U.S. cement division was used in most instances.

Included in the allocated expenses from the Parent are approximately $2.2 million and $2.0 million of pension and other postretirement benefits expense to the Company for the six months ended June 30, 2015 and 2014, respectively, which has been reflected within cost of goods sold and selling and general administrative expenses in the accompanying condensed combined statements of operations. Lafarge Target Business’s salaried employees and union hourly employees participate in defined benefit pension plans sponsored by the Parent. These plans include other Parent employees that are not employees of the Business. The Parent also provides certain retiree health and life insurance benefits to eligible employees who have retired from the Business. Salaried participants generally become eligible for retiree health care benefits when they retire from active service at age 55 or later. Benefits, eligibility, and cost-sharing provisions for hourly employees vary by location and/or bargaining unit. Generally, the health care plans pay a stated percentage of most medical and dental expenses reduced for any deductible, copayment, and payments made by government programs and other group coverage. The related pension and postretirement benefit liability has not been allocated to the Business and has not been presented in the accompanying condensed combined balance sheet since the obligation is and will remain a liability of the Parent.

Lafarge Target Business

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Notes to Unaudited Condensed Combined Financial Statements (continued)

9. Related-Party Transactions (continued)

Sales/Purchases With Unconsolidated Affiliates

The Business purchases products from and sells products to certain Lafarge NA affiliates in which it does not have a controlling interest. Such purchases totaled $1.8 million during each of the six months ended June 30, 2015 and 2014; such sales totaled $4.7 million and $6.0 million during the six months ended June 30, 2015 and 2014, respectively.

10. Subsequent Events

The Business has conducted subsequent events review through September 22, 2015, which is the date the condensed combined financial statements were available to be issued.